Exhibit 4.2

NETMANAGE, INC.

1993 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

Adopted by the Board of Directors on July 22, 1993
Approved by Stockholders on August 18, 1993
Amended and Restated as of April 29, 2003

1.	PURPOSE

     (a)  The purpose of the 1993 Non-Employee Directors’ Stock Option Plan (the “Plan”) is to provide a means by which each director of NetManage, Inc. (the “Company”) who is not otherwise an employee of the Company or of any Affiliate of the Company (each such person being hereafter referred to as a “Non-Employee Director”) will be given an opportunity to purchase stock of the Company.

     (b)  The word “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

     (c)  The Company, by means of the Plan, seeks to retain the services of persons now serving as Non-Employee Directors of the Company, to secure and retain the services of persons capable of serving in such capacity, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

2.	ADMINISTRATION

     (a)  The Plan shall be administered by the Board of Directors of the Company (the “Board”) unless and until the Board delegates administration to a committee, as provided in subparagraph 2(b).

     (b)  The Board may delegate administration of the Plan to a committee composed of not fewer than two (2) members of the Board (the “Committee”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Each member of the Committee shall be eligible to participate in the Plan if such member is otherwise a Non-Employee Director.

     (c)  Powers of Board or committee. The Board or Committee, as the case may be, shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)	To determine the provisions of each Option to the extent permitted in the Plan.

(ii)	To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board or Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii)	To amend the Plan as provided in Section 11.

(iv)	Generally, to exercise such powers and to perform such acts as the Board or Committee deems necessary or expedient to promote the best interests of the Company, which are not in conflict with the provisions of the Plan.

     (d)  Effect of Board’s or Committee’s Decision. All determinations, interpretations and constructions made by the Board or Committee in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

3.	SHARES SUBJECT TO THE PLAN

     (a)  Subject to the provisions of paragraph 10 relating to adjustments upon changes in stock, the stock that may be sold pursuant to options granted under the Plan shall not exceed in the aggregate one-hundred fourteen thousand two-hundred eighty-six (114,286) shares1 of the Company’s common stock. If any option granted under the Plan shall for any reason expire or otherwise terminate without having been exercised in full, the stock not purchased under such option shall again become available for the Plan.

     (b)  The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

4.	ELIGIBILITY

     Options shall be granted only to Non-Employee Directors of the Company.

5.	OPTION GRANTS

     (a)  Initial Grant each person who is elected for the first time to be a Non-Employee Director shall, upon the date of his initial election to be a Non-Employee Director by the Board of the Company, be granted an option to purchase eight thousand

1 Adjusted to reflect the cumulative effect of the following stock splits: 3:1 (September 1993); 2:1 (May 1994), 2:1 (April 1995) and 1:7 (April 2002).

(8,000) shares of common stock of the Company on the terms and conditions set forth herein.

     (b)  Immediately following each Annual Meeting held after May 30, 2003, each person who is then a Non-Employee Director and has been a Non-Employee Director for at least three (3) months prior to such year’s Annual Meeting shall be granted an option to purchase one thousand six hundred (1,600) shares of common stock of the Company on the terms and conditions set forth herein.

     (c)  In addition to the automatic grants provided for in subsection (a) and (b) above, the Committee shall be authorized to determine from time to time the Non-Employee Directors to be granted options, the number of shares of common stock of the Company subject to such options, and the terms and conditions of the options to be granted. All such options granted under this subsection (c) must be approved by either the Board or the Committee prior to grant.

6.	OPTION PROVISIONS

     Options granted under this Plan shall be evidence by agreements in such form, as the Committee shall from time to time approve (the “Option Agreements”) Option agreements that relate to options granted pursuant to Section 5 (a) and 5 (b) above shall comply and be subject to following terms and conditions:

     (a)  The term of each option commences on the date it is granted and, unless sooner terminated as set forth herein, expires on the date (“Expiration Date”) ten (10) years from the date of grant. If the optionee’s service as a Non-Employee Director of the Company terminates for any reason or for no reason, the option shall terminate on the earlier of the Expiration Date or the date one (1) year following the date of termination of service; provided, however, that if such termination of service is due to the optionee’s death, the option shall terminate on the earlier of the Expiration Date or one (1) year following the date of the optionee’s death. In any and all circumstances, an option may be exercised following termination of the optionee’s service as a Non-Employee Director of the Company only as to that number of shares as to which it was exercisable on the date of termination of such service under the provisions of subparagraph 6(e).

     (b)  Subject to subparagraph 4(b), the exercise price of each option shall be one hundred percent (100%) of the fair market value of the stock subject to such option on the date such option is granted.

     (c)  The exercise price of stock acquired pursuant to each option shall be paid, to the extent permitted by applicable statutes and regulations either (1) in cash at the time the option is exercised, or (2) by delivery to the Company of shares of Common Stock of the Company already owned by the optionee, held for the period required to avoid a charge to the Company’s reported earnings, and owned free and clear of any liens, claims, encumbrances or security interest, which common stock shall be valued at fair market value on the date preceding the date of exercise, or (3) payment by a combination of such methods of payment.

     Notwithstanding the foregoing, this option may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company prior to the issuance of shares of the Company’s common stock.

     (d)  Unless the Option Agreement provides otherwise, an option shall not be transferable except by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of ERISA, and shall be exercisable during the lifetime of the person to whom the option is granted only by such person or by his guardian or legal representative.

     (e)  The option shall become exercisable in installments over a period of 4 years from the date of grant. Twenty-five percent (25%) of the shares shall vest on the first anniversary of the date of grant and one forty-eighth (1/48) of the shares shall vest each month thereafter, provided that the optionee has, during the entire period prior to such vesting date, continuously served as a Non-Employee Director or as an employee of or consultant to the Company or any Affiliate of the Company, whereupon such option shall become fully exercisable in accordance with its terms with respect to that portion of the shares represented by that installment.

     (f)  The Company may require any optionee, or any person to whom an option is transferred under subparagraph 6(d), as a condition of exercising any such option: (i) to give written assurances satisfactory to the Company as to the optionee’s knowledge and experience in financial and business matters; and (ii) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the option for such person’s own account and not with any present intention of selling or otherwise distributing the stock. These requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise of the option has been registered under a then-currently-effective registration statement under the Securities Act, or (ii), as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then-applicable securities laws.

     (g)  Notwithstanding anything to the contrary contained herein, an option may not be exercised unless the shares issuable upon exercise of such option are then registered under the Securities Act of 1933, as amended (the “Securities Act”) or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

     (h)  The Company (or a representative of the underwriters) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, require that any optionee not sell or otherwise transfer or dispose of any shares of common stock or other securities of the Company during such period (not to exceed one hundred eighty (180) days) following the Effective Date as may be requested by the Company or the representative of the underwriters.

     (i)  the Option Agreements authorized under the Plan may contain such other provisions, as the Committee shall deem advisable in its sale discretion.

7.	COVENANTS OF THE COMPANY

     (a)  During the terms of the options granted under the Plan, the Company shall keep available at all times the number of shares of stock required to satisfy such options.

     (b)  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the options granted under the Plan; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any option granted under the Plan, or any stock issued or issuable pursuant to any such option. If the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such options.

8.	USE OF PROCEEDS FROM STOCK

     Proceeds from the sale of stock pursuant to options granted under the Plan shall constitute general funds of the Company.

9.	MISCELLANEOUS

     (a)  Neither an optionee nor any person to whom an option is transferred under subparagraph 6(d) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such option unless and until such person has satisfied all requirements for exercise of the option pursuant to its terms.

     (b)  Throughout the term of any option granted pursuant to the Plan, the Company shall make available to the holder of such option, not later than one hundred twenty (120) days after the close of each of the Company’s fiscal years during the option term, upon request, such financial and other information regarding the Company as comprises the annual report to the stockholders of the Company provided for in the Bylaws of the Company and such other information regarding the Company as the holder of such option may reasonably request.

     (c)  Nothing in the Plan or in any instrument executed pursuant thereto shall confer upon any Non-Employee Director any right to continue in the service of the Company or any Affiliate or shall affect any right of the Company, its Board or stockholders or any Affiliate to terminate the service of any Non-Employee Director with or without cause.

     (d)  No Non-Employee Director, individually or as a member of a group, and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any option reserved for the purposes of the Plan except as to such shares of common stock, if any, as shall have been reserved for him pursuant to an option granted to him.

     (e)  In connection with each option made pursuant to the Plan, it shall be a condition precedent to the Company’s obligation to issue or transfer shares to a Non-Employee Director, or to evidence the removal of any restrictions on transfer, that such Non-Employee Director make arrangements satisfactory to the Company to insure that the amount of any federal or other withholding tax required to be withheld with respect to such sale or transfer, or such removal or lapse, is made available to the Company for timely payment of such tax.

10.	ADJUSTMENTS UPON CHANGES IN STOCK

     (a)  If any change is made in the stock subject to the Plan, or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and outstanding options will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding options.

     (b)  In the event of: (1) a merger or consolidation in which the Company is not the surviving corporation; (2) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (3) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged the time during which such option may be exercised shall be accelerated and the options terminated if not exercised prior to such event. In the event of a dissolution or liquidation of the Company, any outstanding options shall terminate if not exercised prior to such event.

11.	AMENDMENT OF THE PLAN

     (a)  The Board at any time, and from time to time, may amend the Plan. Except as provided in paragraph 10 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Rule 16b-3 or any Nasdaq or other applicable securities exchange listings requirement. The Board may, in its sole discretion submit any other amendment to the Plan for stockholder approval.

     (b)  Rights and obligations under any option granted before any amendment of the Plan shall not be altered or impaired by such amendment unless (i) the Company requests the consent of the person to whom the option was granted and (ii) such person consents in writing.

12.	TERMINATION OR SUSPENSION OF THE PLAN

     (a)  The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on July 22, 2013. No options may be granted under the Plan while the Plan is suspended or after it is terminated.

     (b)  Rights and obligations under any option granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the person to whom the option was granted.

     (c)  The Plan shall terminate upon the occurrence of any of the events described in Section 10(b) above.

13.	EFFECTIVE DATE OF PLAN: CONDITIONS OF EXERCISE

     (a)  The Plan shall become effective upon adoption by the Board of Directors, subject to the condition subsequent that the Plan is approved by the stockholders of the Company.

     (b)  No option granted under the Plan shall be exercised or exercisable unless and until the condition of subparagraph 13(a) above has been met.

14.	CHOICE OF LAW:

     The law of the State of California shall govern questions concerning the construction, validity in interpretation of this plan without regard to such state’s conflict of law rules.